                                                                     EXHIBIT 3.1


                      CERTIFICATE OF RIGHTS AND PREFERENCES
                                       OF
                SERIES A-2 CUMULATIVE CONVERTIBLE PREFERRED STOCK
                                       OF
                          CAL DIVE INTERNATIONAL, INC.


         Pursuant to Section 302A.401 of the Minnesota Business Corporation Act and Article V of the 1997 Amended and Restated Articles of Incorporation of Cal Dive International, Inc., CAL DIVE INTERNATIONAL, INC., a corporation organized and existing under the laws of the State of Minnesota, hereby certifies that the following resolution was duly adopted by the Board of Directors of the Company effective as of June 22, 2004 pursuant to authority conferred upon the Board of Directors by the Amended and Restated Articles of Incorporation of the Company, which authorizes the issuance of up to Five Million (5,000,000) shares of preferred stock, par value $0.01 per share.

         RESOLVED, that pursuant to authority expressly granted to and vested in the Board of Directors of the Company and pursuant to the provisions of the Amended and Restated Articles of Incorporation, the Board of Directors hereby creates a series of preferred stock, herein designated and authorized as the Series A-2 Cumulative Convertible Preferred Stock, par value $0.01 per share, which shall consist of Thirty Thousand (30,000) of the Five Million (5,000,000) shares of preferred stock which the Company has authority to issue, and the Board of Directors hereby fixes the powers, designations and preferences and the relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof as follows:

         1. Number. The number of shares constituting the Series A-2 Cumulative Convertible Preferred Stock shall be Thirty Thousand (30,000).

         2. Definitions. Unless the context otherwise requires, when used herein the following terms shall have the meaning indicated.

         "Acquiring Person" has the meaning set forth in the Main Agreement.

         "Acquisition Price" means (i) the Daily Market Price of the Common Stock on the date immediately preceding the date on which a Change of Control is consummated, or (ii) if a purchase, tender or exchange offer is made by the Acquiring Person (or by any of its affiliates) to the holders of the Common Stock and such offer is accepted by the holders of more than fifty percent (50%) of the outstanding shares of Common Stock, the greater of (x) the price determined in accordance with the provisions of the foregoing clause (i) of this sentence and (y) the Daily Market Price on the date immediately preceding (A) in the case of a purchase, the date of acceptance of such offer by the holders of more than fifty percent (50%) of the outstanding shares of Common Stock and (B) in the case of a tender or exchange offer, the date on which more than fifty percent (50%) of the outstanding shares of Common Stock shall have been accepted for payment pursuant to the terms of such tender or exchange offer.

Certificate of Rights & Preferences
Series A-2 Cumulative Preferred Stock

         "Articles" means the Amended and Restated Articles of Incorporation of the Company, as amended.

         "Board" means the Board of Directors of the Company.

         "Business Day" means any day on which the Common Stock may be traded on the Nasdaq, or if not admitted for trading on the Nasdaq, on any day other than a Saturday, Sunday or holiday on which banks in New York City are required or permitted to be closed.

         "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of capital or capital stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership, limited partnership, limited liability company or other equity interests of such Person.

         "Certificate of Rights and Preferences" means this Certificate of Rights and Preferences of the Series A-2 Preferred Stock.

         "Change of Control" shall have the meaning set forth in the Main Agreement.

         "Common Stock" means the Company's common stock, no par value, and any Capital Stock for or into which such Common Stock hereafter is exchanged, converted, reclassified or recapitalized by the Company or pursuant to a Change of Control to which the Company is a party (or, at the election of the Holder, the capital stock of any Acquiring Person from and after the consummation of a Change of Control).

         "Common Stock Equivalents" means (without duplication with any other Common Stock or common stock, as the case may be, or Common Stock Equivalents) rights, warrants, options, convertible securities or exchangeable securities, exercisable for or convertible or exchangeable into, directly or indirectly, Common Stock, or common stock, as the case may be, whether at the time of issuance or upon the passage of time or the occurrence of some future event.

         "Company" means Cal Dive International, Inc., a Minnesota corporation.

         "Conversion Cash Amount" is defined in Section 6(A)(ii).

         "Conversion Closing Date" is defined in Section 6(A)(i).

         "Conversion Notice" is defined in Section 6(A)(i).

         "Conversion Price" means thirty and 549/1000 dollars ($30.549), subject to adjustment for (i) stock splits, recombinations, stock dividends and the like, (ii) pursuant to Section 7, in the case of any Restatement, and (iii) as a result of delivery of a Price Adjustment Notice (as defined in the Main Agreement) as set forth in the Main Agreement; provided, that, on or after the consummation of any Change of Control, the Conversion Price shall equal the product of (x) the Conversion Price in effect immediately before such Change of Control multiplied by (y) the quotient of (A) the Prevailing Market Price of the Acquiring Person as of the date of such consummation divided by (B) the Acquisition Price.

Certificate of Rights & Preferences    2
Series A-2 Cumulative Preferred Stock

         "Conversion Stock Amount" is defined in Section 6(A)(iii).

         "Daily Market Price" means, on any date, the amount per share of the Common Stock (or, for purposes of determining the Daily Market Price of the common stock of an Acquiring Person or its Parent under Section 6(F), the common stock of such Acquiring Person or such Parent), equal to (i) the daily volume-weighted average price on the Nasdaq or, if no sale takes place on such date, the average of the closing bid and asked prices on the Nasdaq thereof on such date, in each case as reported by Bloomberg, L.P. (or by such other Person as the Holder and the Company may agree), or (ii) if such Common Stock or common stock of an Acquiring Person or its Parent is not then listed or admitted to trading on the Nasdaq, the higher of (x) the book value per share thereof as determined by any firm of independent public accountants of recognized standing selected by the Board as of the last calendar day of any month ending within sixty (60) calendar days preceding the date as of which the determination is to be made or (y) the fair value per share thereof determined in good faith by an independent, nationally recognized appraisal firm selected by a Majority of the Series A-2 Preferred Stock and reasonably acceptable to the Company (whose fees and expenses shall be borne by Company), subject to adjustment for stock splits, recombinations, stock dividends and the like.

         "Dividend Payment Date" is defined in Section 3(A).

         "Dividend Period" is defined in Section 3(A).

         "Dividend Rate" means a rate equal to the Stated Value multiplied by the greater of (i) four percent (4%) per annum and (ii) the sum of the 3 month London Interbank Offer Rate (LIBOR) on the immediately preceding November 15 (or if November 15 is not a Business Day, then the first Business Day after November
15) plus one and one-half percent (1 1/2%) per annum subject to Sections 3(E) and 3(F).

         "Effective Election Notice" means an Election Notice following the 30th Business Day after its delivery to a Holder, which shall, after expiration of such thirty (30) Business Day period, supersede any prior Effective Election Notice.

         "Election Notice" means the delivery by the Company to a Holder of a notice, substantially in the form attached as Annex H to the Main Agreement, signifying its election to deliver cash or shares of Common Stock in the event of a dividend, conversion or redemption, as the case may be.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Fletcher" means Fletcher International, Ltd. a company organized under the laws of Bermuda, together with its successors.

         "Holder" shall mean a holder of Series A-2 Preferred Stock.

         "Issue Date" means with respect to any shares of Series A-2 Preferred Stock the original date of issuance of such shares of Series A-2 Preferred Stock.

Certificate of Rights & Preferences    3
Series A-2 Cumulative Preferred Stock

         "Junior Securities" means Capital Stock that, with respect to dividends and distributions upon Liquidation, ranks junior to the Series A Preferred Shares (as defined in the Main Agreement), including but not limited to Common Stock and any other class or series of Capital Stock issued by the Company or any Subsidiary of the Company on or after the date of the Main Agreement, but excluding any Parity Securities and Senior Securities issued (i) to Fletcher or its authorized assignees under the Main Agreement, (ii) with the approval of the Holders of a Majority of the Series A-2 Preferred Stock or (iii) upon the conversion, redemption or exercise of securities described in clause (i) or (ii) in accordance with the terms thereof.

         "Liquidation" means the voluntary or involuntary liquidation, dissolution or winding up of the Company; provided, however, that a consolidation, merger or share exchange shall not be deemed a Liquidation, nor shall a sale, assignment, conveyance, transfer, lease or other disposition by the Company of all or substantially all of its assets, which does not involve a distribution by the Company of cash or other property to the holders of Common Stock, be deemed to be a Liquidation.

         "Liquidation Preference" is defined in Section 4.

         "Main Agreement" means the First Amended and Restated Agreement dated as of January 17, 2003, between the Company and Fletcher pursuant to which thirty thousand (30,000) shares of Series A-2 Preferred Stock are to be issued by the Company, including all schedules and exhibits thereto.

         "Nasdaq" shall have the meaning set forth in the Main Agreement.

         "Majority of the Series A-2 Preferred Stock" means more than fifty percent (50%) of the then outstanding shares of Series A-2 Preferred Stock.

         "Nasdaq NMS" shall have the meaning set forth in the Main Agreement.

         "Other Securities" means any stock (other than Common Stock) and other securities of the Company or any other Person which the Holders of the Series A-2 Preferred Stock at any time shall be entitled to receive, or shall have received, upon conversion or redemption of the Series A-2 Preferred Stock in lieu of or in addition to Common Stock, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock or Other Securities.

         "Parent" means, as to any Acquiring Person, any Person that (i) controls the Acquiring Person directly or indirectly through one or more intermediaries, (ii) is required to include the Acquiring Person in the consolidated financial statements contained in such Parent's Annual Report on Form 10-K (if the Parent is required to file such a report) or would be required to so include the Acquiring Person in such Parent's consolidated financial statements if they were prepared in accordance with U.S. GAAP and (iii) is not itself included in the consolidated financial statements of any other Person (other than its consolidated subsidiaries).

         "Parity Securities" means any class or series of Capital Stock that, with respect to dividends or distributions upon Liquidation, is pari passu with the Series A-2 Preferred Stock

Certificate of Rights & Preferences    4
Series A-2 Cumulative Preferred Stock
and shall include, without limitation, all series A Preferred Shares issued pursuant to the Main Agreement.

         "Person" means an individual or a corporation, partnership, trust, incorporated or unincorporated association, limited liability company, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

         "Preferred Stock" means the Company's preferred stock authorized pursuant to the provisions of the Articles.

         "Prevailing Market Price" means, with respect to any reference date, the average of the Daily Market Prices of the Common Stock (or, for purposes of determining the Prevailing Market Price of the common stock of an Acquiring Person or its Parent under Section 6(F), the common stock of such Acquiring Person or such Parent) for the forty (40) Business Days ending on and including the third (3rd) Business Day before such reference date, but not greater than the average of the Daily Market Prices of the Common Stock for the first three
(3) or the last three (3) Business Days of such forty (40) Business Day period.

         "Qualified Public Company" means a corporation meeting all of the following criteria: (i) the common stock of the corporation is registered under
Section 12 of the Securities Exchange Act of 1934, as amended, (ii) the aggregate market value of the primary publicly traded class of common equity held by non-affiliates of such corporation as reported by Bloomberg L.P. on the reference date exceeds five hundred thirty-seven million, seventy thousand dollars ($537,070,000), (iii) the average weekly reported volume of trading in such common stock on all national securities exchanges and/or reported through the Nasdaq NMS as reported by Bloomberg L.P. during the four (4) calendar weeks preceding the reference date exceeds twenty-two million, five hundred sixty thousand dollars ($22,560,000).

         "Redemption Cash Amount" is defined in Section 6(B)(ii).

         "Redemption Closing Date" is defined in Section 6(B)(i).

         "Redemption Notice" is defined in Section 6(B)(i).

         "Redemption Stock Amount" is defined in Section 6(B)(iii).

         "Registered Common Stock" means Common Stock the resale of which has been registered under the Securities Act and is freely tradable upon delivery.

         "Restatement Adjustment Notice" is defined in Section 7.

         "Restatement" means that the Company restates or announces its intention to restate any portion of its financial statements as included (i) in a Form 10-K or Form 10-Q filed with the SEC, (ii) in a Form 8-K or in any other filing made with the SEC, or (iii) in a press release or (iv) by any other method, except as is required as a result of a change occurring after the date of the Main Agreement in (x) applicable law or (y) generally accepted accounting principles promulgated by the Financial Accounting Standards Board or the SEC, which change is

Certificate of Rights & Preferences    5
Series A-2 Cumulative Preferred Stock
implemented by the Company in the manner and at the time prescribed by such law or such generally accepted accounting principle.

         "Restatement Date" means, at the option of and pursuant to the determination of a Majority of the Series A-2 Preferred Stock, any date on which a Restatement occurs (including, with respect to any Restatement, the date of an announcement by the Company of its intention to restate any portion of its financial statements or the date on which is filed a Form 10-K, Form 10-Q or Form 8-K or issuance of a press release in respect of the matters described in such announcement or the date on which such Restatement is filed with the SEC).

         "Securities Act" means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

         "Senior Securities" means any class or series of Capital Stock that, with respect to dividends or distributions upon Liquidation, ranks senior to the Series A-2 Preferred Stock.

         "Series A Preferred Shares" has the meaning ascribed to such term in the Main Agreement.

         "Series A-2 Preferred Stock" means the Series A-2 Cumulative Convertible Preferred Stock of the Company or successor as contemplated by
Section 6(F).

         "Stated Value" is an amount equal to one thousand dollars ($1,000) per share of Series A-2 Preferred Stock plus (x) any accrued and unpaid dividends (as of the date of determination, which for purposes of Sections 6(A) and 6(B) shall be the Conversion Closing Date and Redemption Closing Date, respectively), whether or not declared and whether or not earnings are available in respect of such dividends and (y) any dividends declared on the Common Stock in an amount equal to the product of (A) the per-share dividend on Common Stock multiplied by
(B) the number of shares of Common Stock issuable upon redemption or conversion (whichever is greater) of a share of Series A-2 Preferred Stock on the date such dividend is declared on the Common Stock. In the event the Company shall declare a distribution on the Common Stock payable in securities or property other than cash, the value of such securities or property will be the fair market value. Any securities shall be valued as follows: (i) if traded on a national securities exchange or through the Nasdaq NMS or Nasdaq SmallCap Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) Business Day period ending three
(3) calendar days prior to such declaration; (ii) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) Business Day period ending three (3) calendar days prior to such declaration; and (iii) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board.

         "Subsidiary" of a Person means (i) a corporation, a majority of whose stock with voting power, under ordinary circumstances, to elect directors is at the time of determination, directly or indirectly, owned by such Person or by one or more Subsidiaries of such Person, or (ii) any other entity (other than a corporation) in which such Person or one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has a least a majority ownership interest.

Certificate of Rights & Preferences    6
Series A-2 Cumulative Preferred Stock

         The foregoing definitions will be equally applicable to both the singular and plural forms of the defined terms.

         3. Dividends and Distributions.

                  (A) Holders shall be entitled to receive out of the assets of the Company legally available for that purpose, dividends at the Dividend Rate to be paid in accordance with the terms of this Section
         3. Such dividends shall be fully cumulative from the Issue Date, shall accumulate regardless of whether the Company earns a profit and shall be payable in arrears, when and as declared by the Board, on March 31, June 30, September 30 and December 31 of each year (each such date being herein referred to as a "Dividend Payment Date"), commencing on June 30, 2004. The period from the Issue Date to June 30, 2004, and each quarterly period between consecutive Dividend Payment Dates shall hereinafter be referred to as a "Dividend Period." The dividend for any Dividend Period for any share of Series A-2 Preferred Stock that is not outstanding on every calendar day of the Dividend Period shall be prorated based on the number of calendar days such share was outstanding during the period. Each such dividend shall be paid to the Holders of record of the Series A-2 Preferred Stock as their names appear on the share register of the Company on the Dividend Payment Date. Dividends on account of arrears for any past Dividend Periods may be declared and paid at any time, without reference to any Dividend Payment Date (including, without limitation, for purposes of computing the Stated Value of any shares of Series A-2 Preferred Stock in connection with the conversion or redemption thereof or any Liquidation of the Company), to Holders of record on a date designated by the Board, not exceeding thirty (30) calendar days preceding the payment date thereof, as may be fixed by the Board. For purposes of determining the amount of dividends accrued as of the first Dividend Payment Date and as of any date that is not a Dividend Payment Date, such amount shall be calculated on the basis of the Dividend Rate for the actual number of calendar days elapsed from and including the Issue Date (in case of the first Dividend Payment Date and any date prior to the first Dividend Payment Date) or the last preceding Dividend Payment Date (in case of any other date) to the date as of which such determination is to be made, based on a three hundred sixty (360) day year.

                  (B) Dividends payable on the Series A-2 Preferred Stock may be paid, at the option of the Company, either in cash or by the issuance of Registered Common Stock, provided, however, that the Company's right to pay dividends on any Dividend Payment Date by the issuance of Registered Common Stock shall continue only so long as (i) there shall not exist an Issuance Blockage (as defined in the Main Agreement) and the issuance of Common Stock shall not cause the Company to exceed the Maximum Number (as defined in the Main Agreement) and (ii) the Company is a Qualified Public Company on the Dividend Payment Date. Subject to the foregoing, payments on any Dividend Payment Date shall be made in Registered Common Stock unless an Effective Election Notice provides that such payments shall be made in cash. Notwithstanding the foregoing, with respect to the first Dividend Payment Date on the Series A-2 Preferred Stock, the Company may notify the Holders in writing of its irrevocable intention to pay cash on or before June 25, 2004. The number of shares of Registered Common Stock to be issued shall be determined by dividing the cash amount of the dividend otherwise

Certificate of Rights & Preferences    7
Series A-2 Cumulative Preferred Stock
         payable by the Prevailing Market Price calculated as of such Dividend Payment Date; provided, however, if the Company shall combine, subdivide or reclassify its Common Stock, or shall declare any dividend payable in shares of its Common Stock, or shall take any other action of a similar nature affecting such shares, the number of shares of Registered Common Stock to be issued shall be adjusted to the extent appropriate to reflect such event, including appropriate adjustments to account for any such event that occurs during the period used for calculating such Prevailing Market Price. The number of shares of Registered Common Stock to be issued as a dividend shall be rounded up to the nearest whole share after aggregating all shares of Series A-2 Preferred Stock owned by a Holder.

                  (C) If, on any Dividend Payment Date, the Company fails to pay dividends, then until the dividends that were scheduled to be paid on such date are paid, such dividends shall cumulate and shall accrue additional dividends to and including the date of payment thereof at the Dividend Rate then in effect, compounded quarterly on each subsequent Dividend Payment Date. Unpaid dividends for any period less than a full Dividend Period shall cumulate on a day to day basis and shall be computed on the basis of a three hundred sixty (360) day year.

                  (D) So long as any shares of the Series A-2 Preferred Stock shall be outstanding, (i) the Company shall not and shall not allow its Subsidiaries to declare or pay any dividend whatsoever, whether in cash, property or otherwise, set aside any cash or property for the payment of dividends, or make any other distribution on any Junior Securities, (ii) the Company shall not and shall not allow its Subsidiaries to declare or pay any dividend whatsoever, whether in cash, property or otherwise, set aside any cash or property for the payment of dividends, or make any other distribution on any Parity Securities, except for dividends paid to the Company or any of its wholly-owned Subsidiaries and dividends paid on the Series A Preferred Shares and (iii) except as provided in those certain Earn Out Provisions attached as Exhibit G to that certain Formation and Purchase Agreement, dated December 4, 2001, made by and between Canyon Offshore, Inc. and Cal Dive International, Inc., as amended by that certain Amendment No. 1 to Formation and Purchase Agreement, dated January 2, 2002, the Company shall not and shall not allow its Subsidiaries to repurchase, redeem or otherwise acquire for value or set aside any cash or property for the repurchase or redemption of any Junior Securities or Parity Securities, unless in each such case all dividends to which the Holders of the Series A-2 Preferred Stock shall have been entitled to receive for all previous Dividend Periods shall have been paid and dividends on the Series A-2 Preferred Stock for the subsequent four Dividend Periods shall have been designated and set aside in cash.

                  (E) Whenever, at any time or times, dividends payable on any Series A Preferred Shares (as defined in the Main Agreement) shall be in arrears in an aggregate amount greater than two (2) quarterly dividends, the Dividend Rate shall mean a rate equal to the greater of
         (i) fifteen percent (15%) per annum times the Stated Value and (ii) the Dividend Rate otherwise then in effect until such date that all accrued and unpaid dividends shall have been declared and paid in full.

Certificate of Rights & Preferences    8
Series A-2 Cumulative Preferred Stock

                  (F) Whenever, at any time or times, the Company shall fail to redeem any Series A Preferred Shares (as defined in the Main Agreement) for cash by the date it is obligated to do so under Section 6(B) hereof or under Section 6(B) of any Subsequent Certificates of Rights and Preferences (as defined in the Main Agreement) and such failure to pay cash is ongoing, then the Dividend Rate shall mean a rate equal to the greater of (i) fifteen percent (15%) per annum times the Stated Value and (ii) the Dividend Rate otherwise then in effect until such date as the circumstances described in clause (i) and (ii) no longer exist.

                  (G) Subject to the immediately following sentence, the Company shall be entitled to deduct and withhold from any dividend on the Series A-2 Preferred Stock such amounts as the Company is required to deduct and withhold with respect to such dividend under the Internal Revenue Code of 1986, as amended, or any other provision of state, local or foreign tax law. In the event the Company elects, pursuant to
         Section 3B, to pay a dividend on the Series A-2 Preferred Stock by issuing Registered Common Stock to a Holder, (i) the Company shall deliver the number of shares of Registered Common Stock that would be delivered to a Holder pursuant to Section 3B in the absence of any requirement under applicable law to deduct and withhold any amount with respect to such dividend and (ii) on the Business Day following the Dividend Payment Date, Holder shall transfer to the Company by wire transfer an amount equal to what the Company is required under applicable law to deduct and withhold with respect to such dividend. For purposes of determining the withholding amount, the dividend value shall equal the applicable number of dividend shares multiplied by the Daily Market Price on the Dividend Payment Date.

         4. Liquidation Preference. In the event of any Liquidation, after payment or provision for payment by the Company of the debts and other liabilities of the Company and the liquidation preference of any Senior Securities that rank senior to the Series A-2 Preferred Stock with respect to distributions upon Liquidation, each Holder shall be entitled to receive an amount in cash for each share of the then outstanding Series A-2 Preferred Stock held by such Holder equal to the greater of (a) the Stated Value per share to and including the date full payment is tendered to the Holders with respect to such Liquidation and (b) the amount the Holders would have received if the Holders had converted all outstanding shares of Series A-2 Preferred Stock into Common Stock in accordance with the provisions of Section 6(A) hereof or redeemed all outstanding shares of Series A-2 Preferred Stock into Common Stock under Section 6(B) hereof (whichever is greater), in each case as of the Business Day immediately preceding the date of such Liquidation (such greater amount being referred to herein as the "Liquidation Preference"), before any distribution shall be made to the holders of any Junior Securities (and any Senior Securities or Parity Securities that, with respect to distributions upon Liquidation, rank junior to the Series A-2 Preferred Stock) upon the Liquidation of the Company. In case the assets of the Company available for payment to the Holders are insufficient to pay the full Liquidation Preference on all outstanding shares of the Series A-2 Preferred Stock and all outstanding shares of Parity Securities and Senior Securities that, with respect to distributions upon Liquidation, are pari passu with the Series A-2 Preferred Stock in the amounts to which the holders of such shares are entitled, then the entire assets of the Company available for payment to the Holders and to the holders of such Parity Securities and Senior Securities shall be distributed ratably among the Holders of the Series A-2 Preferred Stock and the holders of such Parity Securities

Certificate of Rights & Preferences    9
Series A-2 Cumulative Preferred Stock
and Senior Securities, based upon the aggregate amount due on such shares upon Liquidation. Written notice of any Liquidation of the Company, stating a payment date and the place where the distributable amounts shall be payable, shall be given by facsimile and overnight delivery not less than ten (10) calendar days prior to the payment date stated therein, to the Holders of record of the Series A-2 Preferred Stock, if any, at their respective addresses as the same shall appear on the books of the Company.

         5. Voting Rights. The Holders shall have the following voting rights with respect to the Series A-2 Preferred Stock:

                  (A) Each share of Series A-2 Preferred Stock shall entitle the holder thereof to the voting rights specified in Section 5(B) and no other voting rights except as required by law.

                  (B) The consent of the Holders of at least a Majority of the Series A-2 Preferred Stock, voting separately as a single class with one vote per share, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such Holders called for the purpose, shall be necessary to:

                           (i) amend, alter or repeal, by way of merger or
                  otherwise, any of the provisions of the Articles, including the Certificate of Rights and Preferences, or Bylaws of the Company so as to:

                                    A. change any of the rights, preferences or
                           privileges of Holders. Without limiting the generality of the preceding sentence, such change includes any action that would:

                                             1. Reduce the Dividend Rate on the
                                    Series A-2 Preferred Stock, or make such dividends non-cumulative, or defer the date from which dividends will accrue, or cancel accrued and unpaid dividends, or change the relative seniority rights of the holders of Series A-2 Preferred Stock as to the payment of dividends in relation to the holders of any other capital stock of the Company;

                                             2. Reduce the amount payable to the
                                    holders of the Series A-2 Preferred Stock upon the voluntary or involuntary liquidation, dissolution, or winding up of the Company, or change the relative seniority of the liquidation preferences of the holders of the Series A-2 Preferred Stock to the rights upon liquidation of the holders of any other capital stock of the Company;

                                             3. Make the Series A-2 Preferred
                                    Stock redeemable at the option of the
                                    Company.

                                    B. authorize, create or issue any shares of
                           Parity Securities or Senior Securities (or amend the provisions of any existing class of Capital Stock to make such class of Capital Stock a class of Parity Securities or Senior Securities).

Certificate of Rights & Preferences    10
Series A-2 Cumulative Preferred Stock

                           (ii) permit any Subsidiary of the Company to issue or
                  sell, or obligate itself to issue or sell, except to the Company or any wholly owned Subsidiary, any security of such Subsidiaries or all or substantially all of the assets of any Subsidiary other than sales of assets on an arm's-length, fair market value basis; or

                           (iii) increase or decrease (other than by redemption
                  or conversion) the total number of authorized shares of Preferred Stock or amend any provisions of any Capital Stock so as to make such Capital Stock redeemable by the Company.

         6. Conversion and Redemption.

                  (A) Procedure for Conversion.

                           (i) General. Shares of Series A-2 Preferred Stock are
                  convertible at the option of the Holder thereof at any time, from time to time, in whole or in part, as follows:

                                    A. The conversion of shares of Series A-2
                           Preferred Stock may be effected by delivering a duly executed written Preferred Stock Conversion Notice, in form and substance as attached to the Main Agreement as Annex D (the "Conversion Notice"), by facsimile, mail or overnight courier delivery, to the Company's address set forth in Section 19 of the Main Agreement specifying the number of shares of Series A-2 Preferred Stock to be converted.

                                    B. The closing of such conversion shall take
                           place (a) on the later of (1) on the second Business Day following and excluding the date the Conversion Notice is delivered and (2) such later date as the conditions set forth in Section 6(A)(iii) have been waived or satisfied or (b) any other date upon which the exercising Holder and the Company mutually agree (the "Conversion Closing Date").

                           (ii) Conversion for cash. If an Effective Election
                  Notice provides that the Company shall convert such shares for cash, then such shares shall be converted for cash in an amount equal to the product of (x) (1) the aggregate Stated Value of such shares divided by (2) the Conversion Price multiplied by (y) the Daily Market Price of Common Stock on the Business Day preceding the date the Conversion Notice is delivered (the "Conversion Cash Amount"). If there is no Effective Election Notice that provides that the Company shall convert such shares for cash, then the redemption shall be for Common Stock, pursuant to Section 6(A)(iii). At such closing, the Holder shall surrender the certificate representing the shares of Series A-2 Preferred Stock to be converted to the Company at the address set forth for notices to the Company in
                  Section 19 of the Main Agreement, and the Company shall deliver to the Holder via wire transfer of immediately available U.S. funds cash equal to the aggregate Conversion Cash

Certificate of Rights & Preferences    11
Series A-2 Cumulative Preferred Stock

                  Amount of such shares. If the Company fails to tender cash as provided in this Section 6(B)(ii) on or before the Cash Closing Date, then the Holder may, at its sole option (and without limiting any other available remedies, including without limitation under Section 3(F) or at law or in equity) elect to (1) withdraw the Conversion Notice by written notice to the Company and, after such withdrawal, shall have no further obligations with respect to such Conversion Notice and may submit a Conversion Notice with respect to the shares referenced in the withdrawn Conversion Notice at any time or
                  (2) receive shares of Registered Common Stock as set forth in
                  Section 6(B)(iii), in which case the Conversion Closing Date shall be the second Business Day after and excluding the date on which the Holder notifies the Company in writing of such election.

                           (iii) Conversion for stock. If the conversion is not
                  made for cash pursuant to Section 6(A)(ii) hereof, then such shares of stock shall be converted into that number of shares of Registered Common Stock (or at the sole election of the Holder, unregistered Common Stock) equal to (A) the aggregate Stated Value of such shares divided by (B) the Conversion Price (the "Conversion Stock Amount"). On the Conversion Closing Date, the Holder shall surrender the certificate representing the shares of Series A-2 Preferred Stock to be converted to the Company at the address set forth for notices to the Company in Section 19 of the Main Agreement, and the Company shall deliver to such Holder at the address specified in the Conversion Notice the Conversion Stock Amount of duly authorized, validly issued, fully paid and nonassessable shares of Registered Common Stock (or Other Securities or, with such Holder's express written consent, unregistered Common Stock). It shall be a condition of the converting Holder's obligation to close that each of the following is satisfied, unless expressly waived by such Holder in writing:

                                    A. (1) the representations and warranties
                           made by the Company in the Main Agreement shall be true and correct as of the Conversion Closing Date, except those representations and warranties that address matters only as of a particular date, which shall be true and correct as of such date; (2) the Company shall have complied fully with all of the covenants and agreements in the Main Agreement; (3) all shares to be issued upon such conversion shall be registered under the Securities Act, shall be freely tradable and shall be duly listed and admitted to trading on the Nasdaq (unless, with respect to clause
                           (3) only, the Holder expressly consents in writing to the issuance of unregistered Common Stock); and such Holder shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of the Company dated such date and to the effect of clauses (1), (2) and (3).

                                    B. On the Conversion Closing Date, the
                           Company shall have delivered to the Holder (x) a Preferred Stock Conversion Delivery Notice, in form and substance as attached to the Main Agreement as Annex E and (y) the legal opinions described in
                           Section 13(b) of the Main Agreement.

Certificate of Rights & Preferences     12
Series A-2 Cumulative Preferred Stock

                                    C. As of the Conversion Closing Date, the
                           Company shall have notified the Holder of all Restatements.

                                    D. The issuance of Common Stock shall not
                           cause the Company to exceed the Maximum Number (as defined in the Main Agreement).

                                    The Company shall use its best efforts to
                           cause each of the foregoing conditions to be satisfied at the earliest practicable date. If such conditions are not satisfied or waived prior to the third Business Day following and excluding the date the Conversion Notice is delivered, then the Holder may, at its sole option, and at any time, withdraw the Conversion Notice by written notice to the Company regardless of whether such conditions have been satisfied or waived as of the withdrawal date and, after such withdrawal, shall have no further obligations with respect to such Conversion Notice and may submit a Conversion Notice with respect to the shares referenced in the withdrawn Conversion Notice at any time. If the Company is unable to deliver a sufficient number of shares of Registered Common Stock to satisfy its obligations on such Conversion Closing Date, it shall instead deliver cash in an amount and in the manner provided in
                           Section 6(A)(ii).

                           (iv) Holder of record. Each conversion of Series A-2
                  Preferred Stock shall be deemed to have been effected immediately before the close of business on the Business Day on which the Conversion Notice is delivered (except, that, for purposes of calculation of the Stated Value, dividends shall accrue until and including the Conversion Closing Date), and at such time the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock (or Other Securities) shall be issuable upon such conversion as provided in Section 6(A)(iii) shall be deemed to have become the holder or holders of record thereof. The foregoing notwithstanding, such conversion shall not be deemed effective if and as of the date that the Holder delivers written notice of withdrawal to the Company as set forth in Section 6(B)(iii) above.

                           (v) Partial conversion. If any conversion is for only
                  part of the shares represented by the certificate surrendered, the Company shall send a new Series A-2 Preferred Stock certificate of like tenor, calling in the aggregate on the face or faces thereof for the number of shares of Series A-2 Preferred Stock which have not been converted via reputable overnight courier to such address specified by the Holder.

                  (B) Procedure for Redemption.

                           (i) General. Shares of Series A-2 Preferred Stock are
                  redeemable at the option of the Holder thereof from time to time, in whole or in part at any time (w) on or after the second anniversary of the date of the Main Agreement, (x) if the Company fails to pay dividends on any Dividend Payment Date, on or

Certificate of Rights & Preferences    13
Series A-2 Cumulative Preferred Stock
                  after such date, (y) on and after the date a public announcement is made of the Company's or any other Person's intention or agreement to engage in a transaction or series of transactions that may result in a Change of Control and (z) subject to Section 6(b)(i) of the Main Agreement, on and after any date the Daily Market Price is less than the Minimum Price (as defined in the Main Agreement) as follows:

                                    A. A Holder of Series A-2 Preferred Stock
                           may require the Company to redeem any or all shares of Series A-2 Preferred Stock held by such Holder by delivering an optional redemption notice to the Company substantially in the form attached as Annex F to the Main Agreement (a "Redemption Notice").

                                    B. The closing of such redemption shall take
                           place (a) on the later of (1) on the second Business Day following and excluding the date the Redemption Notice is delivered and (2) such later date as the conditions set forth in Section 6(B)(iii) have been waived or satisfied or (b) any other date upon which the exercising Holder and the Company mutually agree (the "Redemption Closing Date").

                           (ii) Redemption for cash. If an Effective Election
                  Notice provides that the Company shall redeem such shares for cash, then such shares shall be redeemed for cash in an amount equal to the product of (x) (1) the aggregate Stated Value of such shares divided by (2) the Prevailing Market Price as of the date the Redemption Notice is delivered multiplied by (y) the Daily Market Price of Common Stock on the Business Day preceding the date the Redemption Notice is delivered (the "Redemption Cash Amount"). If there is no Effective Election Notice that provides that the Company shall convert such shares for cash, then the redemption shall be for Common Stock, pursuant to Section 6(B)(iii). At such closing, the Holder shall surrender the certificate representing the shares of Series A-2 Preferred Stock to be redeemed to the Company at the address set forth for notices to the Company in Section 19 of the Main Agreement, and the Company shall deliver to the Holder via wire transfer of immediately available U.S. funds cash equal to the aggregate Redemption Cash Amount of such shares. If the Company fails to tender cash as provided in this Section 6(B)(ii) on or before the Cash Closing Date, then the Holder may, at its sole option (and without limiting any other available remedies, including without limitation under
                  Section 3(F) or at law or in equity) elect to (1) withdraw the Redemption Notice by written notice to the Company and, after such withdrawal, shall have no further obligations with respect to such Redemption Notice and may submit a Redemption Notice with respect to the shares referenced in the withdrawn Redemption Notice at any time or (2) receive shares of Registered Common Stock as set forth in Section 6(B)(iii), in which case the Redemption Closing Date shall be the second Business Day after and excluding the date on which the Holder notifies the Company in writing of such election.

Certificate of Rights & Preferences    14
Series A-2 Cumulative Preferred Stock

                           (iii) Redemption for stock. If the redemption is not
                  made for cash pursuant to Section 6(B)(ii) hereof, then such shares of stock shall be redeemed into that number of shares of Registered Common Stock (or at the sole election of the Holder, unregistered Common Stock) equal to (A) the aggregate Stated Value of such shares divided by (B) the Prevailing Market Price as of the date the Redemption Notice is delivered (the "Redemption Stock Amount"). On the Redemption Closing Date, the Holder shall surrender the certificate representing the shares of Series A-2 Preferred Stock to be redeemed to the Company at the address set forth for notices to the Company in
                  Section 19 of the Main Agreement, and the Company shall deliver to such Holder at the address specified in the Redemption Notice the Redemption Stock Amount of duly authorized, validly issued, fully paid and nonassessable shares of Registered Common Stock (or Other Securities or, with such Holder's express written consent, unregistered Common Stock). It shall be a condition of the redeeming Holder's obligation to close that each of the following is satisfied, unless expressly waived by such Holder in writing:

                                    A. (1) the representations and warranties
                           made by the Company in the Main Agreement shall be true and correct as of the Redemption Closing Date, except those representations and warranties that address matters only as of a particular date, which shall be true and correct as of such date; (2) the Company shall have complied fully with all of the covenants and agreements in the Main Agreement; (3) all shares to be issued upon such redemption shall be registered under the Securities Act, shall be freely tradable and shall be duly listed and admitted to trading on the Nasdaq (unless, with respect to clause
                           (3) only, the Holder expressly consents in writing to the issuance of unregistered Common Stock); and such Holder shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of the Company dated such date and to the effect of clauses (1), (2) and (3).

                                    B. On the Redemption Closing Date, the
                           Company shall have delivered to the Holder (x) a Preferred Stock Redemption Delivery Notice, in form and substance as attached to the Main Agreement as Annex G and (y) the legal opinions described in
                           Section 13(b) of the Main Agreement.

                                    C. As of the Redemption Closing Date, the
                           Company shall have notified the Holder of all Restatements.

                                    D. The issuance of Common Stock shall not
                           cause the Company to exceed the Maximum Number (as defined in the Main Agreement).

                                    The Company shall use its best efforts to
                           cause each of the foregoing conditions to be satisfied at the earliest practicable date. If such conditions are not satisfied or waived prior to the third Business Day following and excluding the date the Redemption Notice is delivered, then the Holder may, at its sole option, and at any time, withdraw the

Certificate of Rights & Preferences    15
Series A-2 Cumulative Preferred Stock

                           Redemption Notice by written notice to the Company regardless of whether such conditions have been satisfied or waived as of the withdrawal date and, after such withdrawal, shall have no further obligations with respect to such Redemption Notice and may submit a Redemption Notice with respect to the shares referenced in the withdrawn Redemption Notice at any time. If the Company is unable to deliver a sufficient number of shares of Registered Common Stock to satisfy its obligations on such Redemption Closing Date, it shall instead deliver cash in an amount and in the manner provided in
                           Section 6(B)(ii).

                           (iv) Holder of record. Each redemption of Series A-2
                  Preferred Stock shall be deemed to have been effected immediately before the close of business on the Business Day on which the Redemption Notice is delivered (except, that, for the purposes of calculation of the Stated Value, dividends shall accrue until and including the Redemption Closing Date), and at such time the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock (or Other Securities) shall be issuable upon such redemption as provided in Section 6(B)(iii) shall be deemed to have become the holder or holders of record thereof. The foregoing notwithstanding, such redemption shall not be deemed effective if and as of the date that the Holder delivers written notice of withdrawal to the Company as set forth in Section 6(B)(iii) above.

                           (v) Partial redemption. If any redemption is for only
                  part of the shares represented by the certificate surrendered, the Company shall send a new Series A-2 Preferred Stock certificate of like tenor, calling in the aggregate on the face or faces thereof for the number of shares of Series A-2 Preferred Stock which have not been redeemed via reputable overnight courier to such address specified by the Holder.

                  (C) The Company shall at all times reserve for issuance such number of its shares of Common Stock as shall be required under the Main Agreement.

                  (D) The Company will procure, at its sole expense, the listing of the Common Stock issuable upon conversion or redemption of the Series A-2 Preferred Stock and shares issuable as dividends hereunder, subject to issuance or notice of issuance, on all stock exchanges and quotation systems on which the Common Stock is then listed or quoted, no later than the date on which such Series A-2 Preferred Stock is issued to the Holder and thereafter shall use its best efforts to prevent delisting or removal from quotation of such shares. The Company will pay any and all documentary stamp or similar issue or transfer taxes that may be payable in respect of the issuance or delivery of shares of Common Stock on conversion or redemption of shares of the Series A-2 Preferred Stock. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involving the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A-2 Preferred Stock so converted or redeemed were registered, and no such issue and delivery shall be made unless and until the person requesting such issue has paid to the Company the

Certificate of Rights & Preferences    16
Series A-2 Cumulative Preferred Stock
         amount of any such tax, or has established, to the reasonable satisfaction of the Company, that such tax has been paid.

                  (E) No fractional shares or scrip representing fractional shares shall be issued upon the conversion or redemption of the Series A-2 Preferred Stock. If any such conversion or redemption would otherwise require the issuance of a fractional share of Common Stock, an amount equal to such fraction multiplied by the current Daily Market Price per share of Common Stock on the date of conversion or redemption shall be paid to the Holder in cash by the Company. If more than one share of Series A-2 Preferred Stock shall be surrendered for conversion or redemption at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion or redemption thereof shall be computed on the basis of the aggregate number of shares of Series A-2 Preferred Stock so surrendered.

                  (F) Change of Control. If the Company on or after the Main Agreement Date is party to any Change of Control (as defined in the Main Agreement), proper provision shall be made so that, upon the basis and the terms and in the manner provided herein, the Holder of each unconverted and unredeemed share of Series A-2 Preferred Stock, upon conversion or redemption thereof at any time after the consummation of such Change of Control, shall be entitled to receive equivalent rights as those provided in this Certificate of Rights and Preferences, including, without limitation, the voting, dividend, conversion, redemption and liquidation rights contained herein. The Company shall, prior to the consummation of any Change of Control, provide that each Person (other than the Company) that may be required to deliver any stock, securities, cash or property upon conversion of Series A-2 Preferred Stock as provided herein shall assume, by written instrument delivered to, and reasonably satisfactory to, the Holders of a Majority of the Series A-2 Preferred Stock, (A) the obligations of the Company under this Certificate of Rights and Preferences (and if the Company shall survive the consummation of such transaction, such assumption shall be in addition to, and shall not release the Company from, any continuing obligations of the Company under this Certificate of Rights and Preferences) and (B) the obligation to deliver to the Holders of Series A-2 Preferred Stock such shares of stock, securities, cash or property as, in accordance with the provisions of this Certificate of Rights and Preferences, such Holders may be entitled to receive, and such Person shall have similarly delivered to such Holders an opinion of counsel for such Person, which counsel shall be reasonably satisfactory to Holders of a Majority of the Series A-2 Preferred Stock, stating that the rights of such Holders under this Certificate of Rights and Preferences shall thereafter continue in full force and effect and the terms hereof.

         7. Restatements. The Company shall deliver written notice to each Holder within three (3) Business Days after each Restatement occurs, including the documents in which the Restatement was publicly disclosed. If any Restatement occurs on any Closing Date (as defined in the Main Agreement) or during the period ending and including the sixtieth (60th) Business Day after and excluding any Closing Date, then the Holder shall have the right to deliver a notice of its election to adjust the Conversion Price (a "Restatement Adjustment Notice") to the Company. A Restatement Adjustment Notice may be delivered on any day on or after the day on which any Restatement occurs and before the sixtieth (60th) Business Day after and excluding the

Certificate of Rights & Preferences    17
Series A-2 Cumulative Preferred Stock
later of (i) the date the Company notifies the Holder of such Restatement and
(ii) the filing by the Company of its restated or corrected financial statements with the SEC. Delivery of a Restatement Adjustment Notice shall cause the Conversion Price to adjust to equal one hundred twenty-five percent (125%) of the Daily Market Price calculated as of the third (3rd) Business Day preceding such delivery.

         8. Status of Converted and Redeemed Shares; Limitations on Series A-2 Preferred Stock. The Company shall return to the status of unauthorized and undesignated shares of Preferred Stock each share of Series A-2 Preferred Stock which shall be converted, redeemed or for any other reason acquired by the Company, and such shares thereafter may have such characteristics and designations as the Board may determine (subject to Section 5), provided, however, no share of Series A-2 Preferred Stock which shall be converted, redeemed or otherwise acquired by the Company shall thereafter be reissued, sold or transferred by the Company as Series A-2 Preferred Stock. The Company will not issue any further shares of Series A-2 Preferred Stock.

         9. Miscellaneous. Notwithstanding anything herein to the contrary, all measurements and references related to share prices and share numbers herein shall be, in each instance, appropriately adjusted for stock splits, recombinations, stock dividends and the like.


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Certificate of Rights & Preferences    18
Series A-2 Cumulative Preferred Stock

IN WITNESS WHEREOF, this Certificate of Rights and Preferences has been signed on behalf of the Company by its Senior Vice President and Chief Financial Officer and attested to by its Corporate Secretary, all as of June 22, 2004.


                                   CAL DIVE INTERNATIONAL, INC.


                                   -----------------------------------
                                   Name:  A. Wade Pursell
                                   Title: Senior Vice President and
                                          Chief Financial Officer


                                   -----------------------------------
                                   Name:  James Lewis Connor, III
                                   Title: Senior Vice President, General Counsel
                                          and Corporate Secretary





Certificate of Rights & Preferences    19
Series A-2 Cumulative Preferred Stock